Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
to Prospectus dated November 9, 2022	File No. 333- 267483

3,000,000 Shares

Snail, Inc.

Class A Common Stock

This prospectus supplement supplements the prospectus dated November 9, 2022 relating to (i) the sale of 3,000,000 shares of Class A common stock of Snail, Inc. (“Snail”) and up to an additional 450,000 shares of Class A common stock if the underwriters in the offering exercise their option to purchase additional shares of Class A common stock, and (ii) warrants issued to the underwriters in the offering to purchase up to 120,000 shares of our Class A common stock.

This prospectus supplement is being filed to update, amend and supplement the information previously included in the prospectus with the information contained herein. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

On November 10, 2022, Snail announced that its Board of Directors has today authorized a share repurchase program under which Snail may repurchase up to $5 million in outstanding shares of its Class A common stock, subject to ongoing compliance with Nasdaq listing rules.

The repurchase program will go into effect when Snail begins the share repurchase, and the program does not have a fixed expiration date. The share repurchases may be made from time to time through open market transactions, block trades, privately negotiated transactions or otherwise and are subject to market and business conditions, levels of available liquidity, cash requirements for other purposes, regulatory, and other relevant factors.

This prospectus supplement contains forward-looking statements that include, without limitation, references to Snail’s expectations regarding the timing and manner of repurchases made under its share repurchase program. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict, including those that are described more fully in the section captioned “Risk Factors” in the Prospectus for the offering to which this prospectus supplement relates. Forward-looking statements contained in this announcement are made as of this date, and Snail undertakes no duty to update such information except as required under applicable law.

Our common stock is listed on the NASDAQ Capital Market (“Nasdaq”) under the symbol “SNAL.”

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 13 of the prospectus, and under similar headings in any amendments or supplements to the prospectus, or documents incorporated by reference into the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2022.